UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported):  November 15, 2023

AULT ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12711	94-1721931
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141

(Address of principal executive offices) (Zip Code)

(949) 444-5464

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	AULT	NYSE American
13.00% Series D Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share	AULT PRD	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 14, 2023, Ault Alliance, Inc., (the “Company”), entered into a Securities Purchase Agreement (the “Agreement”) with RiskOn International, Inc., a Nevada corporation (the “Issuer”), pursuant to which the Company purchased from the Issuer 603.44 shares of the Issuer’s newly designated Series D Convertible Preferred Stock (the “Preferred Shares”) for a total purchase price of $15,085,930.69 (the “Transaction”). The Transaction closed on November 15, 2023 (the “Closing Date”).

The purchase price was paid by the cancellation of $15,085,930.69 of cash advances made by the Company to the Issuer between January 1, 2023 and November 9, 2023. The Issuer is an affiliate of the Company.

The terms of the Preferred Shares as set forth in the Certificates of Designations of the Rights, Preferences and Limitations of the Series D Convertible Preferred Stock (the “Certificate”). The Preferred Shares each have a stated value of $25,000 per share (the “Stated Value”). Pursuant to the Certificate, each Preferred Share is convertible into a number of shares of the Issuer’s common stock (the “Common Stock”) determined by dividing the Stated Value by $0.51 (the “Conversion Price”), or an aggregate of 29,580,392 shares of Common Stock (the “Conversion Shares”). The Conversion Price is subject to adjustment in the event of an issuance of Common Stock at a price per share lower than the Conversion Price then in effect, as well as upon customary stock splits, stock dividends, combinations or similar events. As the Conversion Price represents a premium to the closing price of the Common Stock on the date of execution of the Agreement, the conversion of the Preferred Shares is not subject to limitations on conversion.

The Preferred Shares holders are entitled to receive dividends at a rate of 10% of the Stated Value per annum from issuance until November 14, 2033 (the “Dividend Term”). During the first two years of the Dividend Term, dividends will be payable, in the Issuer’s option, in additional Preferred Shares rather than cash, and thereafter dividends will be payable in either additional Preferred Shares or cash as the Company may elect. If the Issuer fails to make a dividend payment as required by the Certificate, the dividend rate will be increased to 15% for as long as such default remains ongoing and uncured. Each Preferred Share also has a $25,000 liquidation preference in the event of a liquidation, change of control event, dissolution or winding up of the Issuer, and ranks senior to all other capital stock of the Issuer with respect thereto other than the existing Series B Preferred Stock and Series C Preferred Stock, with which the Preferred Shares shall have equal ranking. Each Preferred Share is entitled to vote, on an as-converted basis, with the Common Stock at a rate of 0.9 votes per share of Common Stock into which the Preferred Share is convertible.

In addition, for as long as at least 25% of the Preferred Shares remain outstanding, the Issuer must obtain from the Company consent with respect to certain corporate events, including reclassifications, fundamental transactions, stock redemptions or repurchases, increases in the number of directors, and declarations or payment of dividends, and further the Issuer is subject to certain negative covenants, including covenants against issuing additional shares of capital stock or derivative securities, incurring indebtedness, engaging in related party transactions, selling of properties having a value of over $50,000, altering the number of directors, and discontinuing the business of any subsidiary, subject to certain exceptions and limitations.

The Issuer is required to maintain a reserve of authorized and unissued shares of Common Stock equal to 200% of the Conversion Shares, which is initially 59,160,784 shares.

The Agreement provides the Company with most favored nations rights in the event the Issuer offers securities with more favorable terms than the Preferred Shares for as long as the Preferred Shares remain outstanding. Under the Agreement, while any Preferred Shares are outstanding, the Issuer is prohibited from redeeming or declaring or paying dividends on outstanding securities other than the Preferred Shares. Further, the Agreement prohibits the Issuer from issuing or amending securities at a price per share below the Conversion Price, or to engage in variable rate transactions, for a period ending on the earlier of (i) four (4) years from the Closing Date and (ii) the date that the Company holds less than 250 Preferred Shares.

The foregoing descriptions of the Agreement and the Certificate and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Agreement and the Certificate filed as Exhibits 10.1 and 10.2, respectively, hereto to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
10.1	Securities Purchase Agreement, dated as of November 14, 2023, by and between Ault Alliance, Inc. and RiskOn International, Inc.

10.2	Form of Certificate of Designations of Rights, Preferences and Limitations of Series D Convertible Preferred Stock of RiskOn International, Inc.

101	Pursuant to Rule 406 of Regulation S-T, the cover page is formatted in Inline XBRL (Inline eXtensible Business Reporting Language).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document and included in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AULT ALLIANCE, INC.

Dated: November 15, 2023	/s/ Henry Nisser
Henry Nisser
President and General Counsel